AMENDMENT NUMBER TWO
TO
SUB-ADMINISTRATION AGREEMENT

THIS AMENDMENT NUMBER TWO TO SUB-ADMINISTRATION AGREEMENT (this “Amendment”) is entered into as of the _____ day of ________ 2010 (“Amendment Effective Date”) by and between Global X Management Company LLC, a Delaware limited liability company (“GXMC”), and SEI Investments Global Funds Services, a Delaware statutory trust (the “Sub-Administrator”).

WHEREAS, GXMC serves as investment adviser and administrator to Global X Funds (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, GXMC and the Sub-Administrator entered into a Sub-Administration Agreement dated as of the 25th day of November, 2008 pursuant to which the Sub-Administrator agreed to provide certain administrative, accounting and compliance services with respect to the Trust (the “Agreement”); and

WHEREAS, the Trust and the Administrator desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Schedule I (Funds). Schedule I (Funds) of the Agreement is hereby deleted and replaced in its entirety as set forth in Schedule I, attached hereto.

2.
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.
Counterparts. This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

4.
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.  To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

SEI INVESTMENTS GLOBAL FUNDS SERVICES By: _________________________________ Name: Title:	GLOBAL X MANAGEMENT COMPANY LLC By: __________________________________ Name: Title:

1

SCHEDULE I

Funds

Global X FTSE Nordic 30 ETF
Global X FTSE Denmark ETF
Global X FTSE Finland ETF
Global X FTSE Norway ETF
Global X FTSE Argentina 20 ETF
Global X InterBolsa FTSE Colombia 20 ETF
Global X FTSE Egypt 30 ETF
Global X FTSE Peru 20 ETF
Global X FTSE Philippines 30 ETF
Global X FTSE Poland ETF
Global X Pakistan KSE-30 ETF
Global X Emerging Africa NR-40 ETF
Global X FTSE United Arab Emirates ETF
Global X China Consumer ETF
Global X China Energy ETF
Global X China Financials ETF
Global X China Industrials ETF
Global X China Materials ETF
Global X China Technology ETF
Global X Copper Miners ETF
Global X Gold Miners ETF
Global X Platinum Miners ETF
Global X Silver Miners ETF